Exhibit 99.1

Kustom Entertainment Amends Divestiture Terms with Cycurion into Upgraded $6.1M Deal Featuring Immediate Cash Injection and 12% Yielding Preferred Equity

Captures $250,000 in immediate non-refundable capital, eliminates warrants in favor of preferred equity, and sharpens execution on its $100B live entertainment and ticketing expansion.

OVERLAND PARK, KS – July 27, 2026 – Kustom Entertainment, Inc. (Nasdaq: KUST) (“Kustom” or the “Company”), an emerging force in live music festival production and proprietary ticketing operations, today announced a major upgrade to its divestiture strategy. On July 23, 2026, the Company executed the Amendment No. 1 and Forbearance / Extension Agreement to its Asset Purchase Agreement with Cycurion, Inc. (Nasdaq: CYCU) for the sale of Kustom’s legacy video solutions business assets.

The upgraded agreement increases the total valuation to $6.1 million, injects immediate non-refundable capital directly into Kustom, and swaps out warrants for high-yield Series H Preferred Stock—all while extending the targeted closing window to September 15, 2026. All conditions precedent under the original agreement have been fully satisfied or waived, with both companies fully aligned to complete the transaction on or before the extended date.

This strategic move completes Kustom’s transformation into a pure-play live entertainment powerhouse, fully dedicating corporate energy and resources toward its rapidly expanding festival footprint, proprietary ticketing technology, and dynamic growth strategy under the ticker “KUST.”

Key Transaction Upgrades & Financial Terms:

●	Immediate $250,000 Non-Refundable Cash Injection: Cycurion has delivered an immediate $250,000 non-refundable cash payment to Kustom. This upfront liquidity is earned immediately by Kustom and will only credit toward the final purchase price upon closing.

●	Boosted Valuation to $6.1 Million: Base deal consideration rises to $6.1 million, featuring $1.25 million in total upfront cash (inclusive of the $250k extension payment) and a $4.25 million secured promissory note (36-month term at 7% annual interest).

●	High-Yield $600,000 Series H Preferred Stock (Replacing Warrants): Kustom has canceled the previously planned 2,000,000 warrants ($2.80 strike price), replacing them with newly created, value-accretive Series H Preferred Stock issued by Cycurion featuring:

○	12.0% Annual Cumulative Dividend: Paid quarterly in shares of Cycurion common stock.

○	$1.45 Conversion Price: Convertible into common stock with customary anti-dilution protections.

○	Institutional-Grade Protections: Includes senior liquidation preferences, class voting protections, and registration rights.

●	Optimized Transition Timeline: The Outside Closing Date is extended to September 15, 2026, ensuring an orderly transition for legacy customers while allowing Kustom to capitalize fully on its peak summer/fall event calendar.

Executive Leadership Perspective

“This upgraded agreement is a win-win: it underscores Cycurion’s resolute commitment to acquiring our legacy assets while immediately fortifying Kustom’s balance sheet with non-refundable capital and high-yield preferred equity,” said Stanton E. Ross, CEO of Kustom Entertainment.

“Swapping volatile warrants for 12% dividend-bearing stock creates strong downside protection and direct income yield for our shareholders. Best of all, it allows our team to be 100% focused on scaling our live entertainment engine, expanding our proprietary ticketing platforms, and executing our ambitious festival pipeline.”

Accelerating Momentum in a $100 Billion Market

Divesting the legacy video segment establishes a leaner, agile operating structure designed to capture market share across the global $100 billion addressable live event industry.

Kustom’s strategic pivot builds directly on the milestone success of its flagship event—the Country Stampede Music Festival, which celebrated its 30th Anniversary in June 2026. Looking ahead to 2027, the festival is officially expanding to Gilley’s Park City in Park City, KS (Wichita metro area). The move doubles capacity to 35,000 fans per show and serves as the anchor for more than 20 planned live event days across 2026 and 2027.

About Kustom Entertainment, Inc.

Kustom Entertainment, Inc. (Nasdaq: KUST) is an emerging leader in live event production and entertainment ticketing technology. The Company specializes in large-scale music festivals and end-to-end event management solutions. By leveraging proprietary ticketing platforms and premier venue partnerships, Kustom is dedicated to driving high-margin monetization across the entire live event lifecycle—from the initial ticket sale to the final encore. For more information, visit www.kustom440.com.

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties with the proposed divestiture. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would” or the negative or plural of these words or similar expressions or variations. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which speak only as of today’s date. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements, including: (i) the ability of the parties to complete the proposed transaction on the extended terms and timing, or at all; (ii) the risk that the Company’s stock price may fluctuate during the pendency of the proposed transaction and may decline if the proposed transaction is not completed; (iii) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations; (iv) the diversion of management’s time and attention from ordinary course business operations; (v) potential adverse reactions or changes to business relationships resulting from the announcement or pendency of the amendment to the agreement; (vi) the satisfaction of ongoing operational covenants through the extended closing date; and the risks described in the Company’s annual and quarterly filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements except as required by law.

Media & Investor Contacts

Stanton E. Ross, CEO

Kustom Entertainment, Inc.

Phone: (913) 456-KUST (5878)

Email: info@kustoment.com

Websites: www.kustoment.com | www.kustom440.com | www.countrystampede.com